Exhibit 4.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS EITHER (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, OR DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [***].

Forest Rights Transfer Agreement

Party A (Transferor): Zhiguo Han

I.D. Card No.: [***]

Telephone: [***]

Party B (Transferee): Sunoro Bochuang (Beijing) Technology Co., Ltd.

Unified Social Credit Code: 91110108MADNND7L94

Legal Representative: Guangfeng Dai

Date of Execution: December 3, 2024

Place of Execution: Chaoyang District, Beijing

Whereas:

1. Party A entered into Dongpo Village Wasteland and Barren Hills Contract with Dongpo Village’s Committee of Luoshuihe Township, Liuqiu County (hereinafter referred to as “Dongpo Village’s Committee”) (please refer to Appendix I) on January 15, 2002, acquired the contract and management right of partial woodland in Dongpo Village by form of contracting and management, and obtained Forest Right Certificate No. L.Q.L.Z. Zi 2007-18940 on October 30, 2007 (hereinafter referred to as “Forest Right Certificate”) (please refer to Appendix II). Pursuant to the Forest Right Certificate, Party A is the owner of 3000-Mu woodland (hereinafter referred to as “Turnover Woodland”) and the owner and user of the forests or woods on the woodland. In recent years, due to poor management and damage of resources, Party A suffers losses for years and has received no income. Now, Party A is unable to continue the operation and now agrees to transfer to Party B the forest right (including the woodland use right, forest title and forest use right, hereinafter collectively referred to as “Forestry Right”) acquired legally by Party A.

2. Party B desires to be transferred the Forestry Right assigned by Party A for the purpose of biological treatment, forest development and activation of local economy and expansion of its own development space.

In accordance with the relevant laws, regulations and relevant national policies, Party A and Party B, by adhering to the principle of equity, self-voluntariness, compensation and mutual benefit and through full consultation, have reached to enter into this Agreement.

I. Transfer of Subject Matter

Party A intends to transfer the Forestry Right under the Forest Right Certificate owned by Party A to Party B covering the total area of 3000 Mu, including about 30000 mature trees. Please refer to the Forest Right Certificate for four boundaries.

Party A hereby guarantees that Party A has acquired the approval and consent of woodland owner, Dongpo Village Committee and relevant competent authorities on this Transfer in accordance with the relevant regulations.

II. Term of Transfer

The Term of Operation shall be from the effectiveness of the Agreement to the expiration date (January 15, 2062) set forth in the Forest Right Certificate.

III. Purpose of Transferred Woodland

Party B shall use the Woodland in compliance with the national laws and regulations of the People’s Republic of China.

IV. Transfer Price, Terms and Time of Payment

1. This transfer of Forest Right Certificate shall be one time transfer. Based on the evaluation report made by the third party, both parties have agreed through negotiation that the transfer price shall be RMB 56,000,000 Yuan, in words: fifty-six million Yuan Only.

2. Terms of payment: bank transfer.

3. Time of payment:

(1) Within five days as of the effectiveness of the Agreement, Party B shall pay Party A RMB 16,800,000 Yuan (in words sixteen million eight hundred thousand Yuan Only) (“Down Payment”). Party A shall, within five days on the receipt of the Down Payment, deliver the relevant original certificates to Party B;

(2) Party B shall, within five days on the receipt of the relevant original certificates, pay Party A RMB 36,400,000 (in words: thirty-six million four hundred thousand Yuan Only);

(3) Party B shall, within five days on completion of Forest Right Certificate change procedure, pay Party A RMB 2,800,000 Yuan (in words: two million eight hundred thousand Yuan Only) (“Final Payment”).

V. Property handover and change of Forest Right Certificate

1. Unless otherwise agreed by Party A and Party B, as of the effectiveness of the Agreement, both parties shall designate the professional personnel to deal with the handover procedure as soon as possible. Party B is entitled to dispatch the necessary personnel to enter the site, and Party A shall provide the necessary assistance.

2. Both parties agree that the Forestry Right to be transferred under this Agreement (including the existing forest supporting facilities) shall be transferred to Party B as of the effectiveness of the Agreement. Party A’s original personnel shall evacuate from this Woodland as per Party B’s request.

3. Party A hereby warrants that Party A shall assist Party B in completing the change procedure of Forest Right Certificate within one year as of the effectiveness of the Agreement.

4. The risks of damage and loss from Turnover Woodland and/or the forest trees incurred prior to completion of Forestry Right Handover by both parties shall be borne by Party A.

VI. Rights and Liabilities of Both Parties

1. After the Agreement becomes effective, Party B enjoys the complete and independent woodland use right, forest title in and to the woods on the woodland, forest use right and income right etc. Party B is entitled to decide when and where to complete the tree cutting license and cut the purchased trees in whatever amount as required, and carry out the afforestation and forest cultivation and management business at its own will after trees cutting. Party B, after being assigned the woodland use right, shall own the title in and to the new afforestation which is irrelevant with Party A. The forest regeneration, forest cultivation and management carried out by Party B according to law and the operation activities as permitted by other laws and regulations shall be free from any interference by any entity or individual including Party A.

2. Party A warrants that the foregoing Forestry Right transferred to Party B shall have clearly-established ownership and be free from any ownership dispute, nor any mortgage or other encumbrance. If the Forestry Right has any ownership or right defect after transfer, Party A shall be liable for solution, which is irrelevant with Party B, and Party A shall compensate Party B all the economic losses caused thereby.

3. Party A shall ensure Party B’s woodland use right, forest title, forest use right and income, legal operation right etc., and may not intervene in the production and operational normally carried out by Party B according to law. Party A may not allow any other person to destroy the forest including destroying forest for land reclamation, quarrying, earth collecting and felling etc.

4. Party A shall, within the reasonable term after the effective date of the Agreement, complete the relevant formalities on Forestry Right transfer for Party B, the examination and approval formality on the Agreement by the relevant competent authorities and relevant right owners, and application formality for Forest Right Certificate change, and enable Party B to obtain the forest right certificate after change as soon as possible. Party B shall give necessary assistance and provide the necessary materials as required.

5. Party B is entitled to enjoy the national preferential policies and supporting funds for the woodland and Party A may not take any interference or hindrance. As for Party A’s project of returning farmland to forests that has been previously listed in the government support for forestry, the income hereof shall be still owned by Party A; however, the relevant Forestry Right shall be owned by Party B. Where the woodland is legally acquired , expropriate or occupied by the State after the transfer of the Forestry Right, the compensation shall be fully owned by Party B.

6. Party A shall ensure that the Forestry Right to be transferred as agreed in this Agreement shall be the title that could be legitimately transferred to Party B. The tree cutting limit originally allocated each year shall be delivered to Party B for use in full amount. The Permit for Cutting Forest and Trees (if any) processed by Party A for the current forests shall be transferred to Party B free of charge in the course of transfer, and Party A shall deal with the relevant registration change formality. From the date of executing the Agreement, Party A may not in person, or cause any other third party to, cut any trees on this turnover woodland.

7. Party B enjoys the full and complete transfer right, right of hire and mortgage right in and to the Forestry Right during the term of transfer and Party A may not interfere or intervene in it.

8. After executing the Agreement, Party A warrants not to transfer the Forestry Right (including the woodland use right, forest title and forest use right) under the Agreement to any third party; otherwise, all the legal liabilities caused thereby shall be borne by Party A. In case of causing losses to Party B, Party A shall give full compensation.

9. Party A shall hand over all the forestry facilities (if any) on the transferred woodland to Party B for management and use within the term of transfer without further charging, and shall properly keep all the properties involved herein and the water and electricity supply on the woodland in good condition, to enable them to be in the good working state at the time of handover.

10. From the date of executing the Agreement, Party A shall stop all the cutting activities and fully freeze the resources on the woodland until completion of successful handover procedure with Party B.

11. Party A hereby warrants that the turnover woodland and forests are free from arrears of governmental taxes, administrative charges, fine, water and electricity fees up to the completion of handover.

12. With the permission of national policies, Party B is entitled to transfer the Forestry Right agreed herein to any third party at any time and may not pay any fees or expenses for Party A, nor otherwise acquire Party A’s further consent. Party A shall give cooperation unconditionally. Any direct third party governmental fees or expenses arising from the Forestry Right transfer shall be borne by Party B.

VII. Tax bearing

1. The relevant taxes and dues involved in the transfer hereof shall be borne by Party A.

2. While completing the procedure on change of the Forestry Right transfer, all the fees and expenses occurred shall be jointly borne by Party A and Party B and the notarial fees (if any) shall be jointly borne by Party A and Party B.

VIII. Liabilities for breach of contract

1. Party A warrants that prior to this transfer, Party A has communicated with the local governmental authorities to ensure that Party B could acquire unconditionally the woodland use right, forest title, forest use right and income, legal operation right in and to this woodland. Where Party B fails to acquire the changed forest right certificate within one year after the Agreement becomes effective due to the local governmental policies, Party B has right to discharge the Agreement and ask Party A to refund all the transfer price paid by Party B, or continue to perform the Agreement.

2. Where Party B fails to pay the transfer price as scheduled, Party B shall pay Party A the fine at 2‱ of the payment price overdue for each day delay.

IX. Miscellaneous

1. Where any conflict or dispute arising from the performance of the Agreement is unable to be settled through negotiation by both parties, such conflict or dispute shall be submitted to the competent court of the location where Party B is for settlement.

2. This Agreement shall become effective after (1) being signed and sealed by the representatives of both parties, (2) being approved by the board of directors or supervisors of Party B and Party B’s listed company through internal necessary procedure; and (3) Party A has mortgaged the forest right certificate to Party B as the guarantee.

3. This Agreement is in quadruplicate and Party A and Party B shall hold two each.

Party A (Transferor): Zhiguo Han

/s/ Zhiguo Han

I.D. Card No.: [***]

Telephone: [***]

Party B (Transferee): Sunoro Bochuang (Beijing) Technology Co., Ltd.

[Company seal is affixed]

Legal Representative: Guangfeng Dai

Telephone: 8610-64820312

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